EXHIBIT  11

                              APPLE COMPUTER, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (In thousands, except per share amounts)


                                               Three Months Ended

                                              December      December
                                              30, 1994     31, 1993

Primary Earnings Per  Share

 Earnings
  Net income applicable to common stock       $ 188,186     $   40,018

 Shares
  Weighted average number of
    common shares outstanding                   119,806        116,268

  Adjustment for dilutive
    effect of outstanding stock options           1,794            688

  Weighted average number of common
    and common equivalent shares used for
    primary earnings per share                  121,600        116,956

 Primary earnings per common share            $    1.55     $     0.34

Fully  Diluted Earnings Per Share

 Earnings
  Net  income applicable to common stock      $ 188,186      $  40,018

 Shares
  Weighted average number of
    common shares outstanding                   119,806        116,268

  Adjustment for dilutive effect of
    outstanding stock options                     1,850            753

  Weighted average number of
    common and common equivalent
    shares used for fully diluted
    earnings per share                          121,656        117,021

 Fully diluted earnings per common share      $    1.55       $   0.34



THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED BALANCE SHEETS AND CONDENSED CONSOLIDATED STATEMENTS OF INCOME OF APPLE COMPUTER, INC. AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS